Exhibit 2.01
CERTIFICATE OF MERGER
of
PREMCOR INC.
(a Delaware corporation)
with and into
VALERO ENERGY CORPORATION
(a Delaware corporation)
     Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Valero Energy Corporation, a Delaware corporation (“Valero”), hereby certifies the following information relating to the merger (the “Merger”) of Premcor Inc., a Delaware corporation (“Premcor”), with and into Valero:
     FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation

Valero Energy Corporation	Delaware

Premcor Inc.	Delaware
     SECOND: The Agreement and Plan of Merger, by and among Valero and Premcor, dated as of April 24, 2005 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.
     THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) is Valero Energy Corporation.
     FOURTH: The certificate of incorporation of Valero, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation.
     FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation whose address is One Valero Way, San Antonio, Texas 78249.
     SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

     SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at 9:00 a.m. EST on September 1, 2005.
     IN WITNESS WHEREOF, Valero Energy Corporation has caused this Certificate of Merger to be executed by its duly authorized officer on August 31, 2005.

VALERO ENERGY CORPORATION

By: /s/ Jay D. Browning
Name: Jay D. Browning
Title: Vice President — Corporate Law
and Secretary